Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicole Gibbs, (423) 457-4579

nicole.gibbs@capstarbank.com

CapStar Announces CFO Transition

NASHVILLE, September 21, 2020 (GLOBE NEWSWIRE) - CapStar Financial Holdings (NASDAQ: CSTR) and CapStar Bank announced today, that due to an unexpected family health matter, Mike Fowler has requested to step down as Chief Financial Officer and assume the position of Treasurer.

“Mike is a tremendous addition to our team and has served as a significant contributor since joining CapStar in July,” said Tim Schools, CapStar’s president and CEO. “We fully support Mike and his decision to prioritize family during a difficult time. While our immediate focus is on his family, we look forward to Mike continuing to benefit our company as we work to strengthen net interest margin and profitability over time.”

Accordingly, CapStar announces that Denis Duncan has been appointed Chief Financial Officer, effective September 21, 2020.

Denis recently retired from PricewaterhouseCoopers, LLP (PwC) where he was a senior banking and capital markets partner and previously served as the Partner-in-Charge of the firm’s southeast banking practice where he was lead partner for numerous PwC financial services clients including Union Planters, SunTrust, Edward Jones and Legg Mason. He brings extensive experience advising major money-center banks, regional and community banks, broker-dealers, asset managers, and insurance and real estate companies.

“We are excited to welcome Denis,” said Schools. “I have had the pleasure of working with Denis for over fifteen years on three occasions where he was a valuable partner in assisting us in improving and growing our companies. He is well versed in accounting, finance, risk management, industry regulations, and corporate governance and will be instrumental as we strive to improve CapStar’s financial and common stock performance relative to industry averages.”

Denis currently serves as the Treasurer and a Board Member of the Atlanta Downtown Rotary, and as a Trustee of Oglethorpe University. He has been a previous director of YMCA of Metro Atlanta, Atlanta Opera, Grady Hospital Board of Visitors, and Tennessee Golf Association. He graduated summa cum laude with a bachelor’s degree from Lipscomb University in Nashville.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of June 30, 2020, on a consolidated basis, CapStar had total assets of $2.45 billion, gross loans of $1.59 billion, total deposits of $2.10 billion, and shareholders’ equity of $282.0 million. Visit www.capstarbank.com for more information.

Photo Enclosure:

Denis Duncan